EXHIBIT 11.1
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

STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

The numerators and denominators of basic and fully diluted earnings per share are as follows:

                                                                                Period from
                                                                                  Inception
                                      Year Ended          Year Ended    (March 18, 1999) to
                                December 31,2001    December 31,2000      December 31, 1999
                                ----------------    ----------------    -------------------
Net loss allocable
  to common
  (numerator)                     $(23,450,980)        $(18,037,480)          $(16,084,535)
                                  =============        =============          =============
Shares used in the
  calculation
  (denominator)
     Weighted average
          shares outstanding               100                  100                    100
       Effect of diluted
          stock options                     --                   --                     --
       Fully diluted shares                100                  100                    100

Basic net loss per share            $ (234,510)          $ (180,375)            $ (160,845)
                                    ===========          ===========            ===========
Fully diluted net loss
     per share                      $ (234,510)          $ (180,375)            $ (160,845)
                                    ===========          ===========            ===========
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